Exhibit 99.2
Moody’s Names Noémie Heuland as Chief Financial Officer
NEW YORK, NY - February 13, 2024 - Moody's Corporation (NYSE: MCO) announced today that Noémie Heuland will join the Company on April 1, 2024 as Senior Vice President and Chief Financial Officer (CFO).
Ms. Heuland brings nearly 25 years of financial leadership experience at large public companies in the finance and technology spaces. She joins Moody’s from Dayforce (NYSE: DAY, formerly Ceridian), a global human capital management software company, where she has served as Executive Vice President and CFO since 2020. Prior to Dayforce, Ms. Heuland spent 12 years with global enterprise application software provider SAP, during which time the company experienced extraordinary growth as it transitioned to a global software as a service (SaaS) business model.
Ms. Heuland’s firsthand experience in scaling high-growth, category-leading public software companies, coupled with her extensive international expertise, will be invaluable as Moody's continues to invest in and grow its subscription-based analytics businesses and expand its ratings business around the world. As CFO, Ms. Heuland will lead Moody’s global finance organization, which includes accounting and controllership, financial planning and analysis, financial systems, investor relations, strategic sourcing and procurement, and tax and treasury.
Rob Fauber, President and Chief Executive Officer at Moody’s, said, “I am absolutely thrilled to welcome Noémie to the Moody’s team. Noémie brings a wealth of knowledge and global experience to Moody’s after nearly twenty-five years of finance leadership roles. Her impressive track record serving global markets, her significant experience with SaaS businesses, as well as her reputation as a business partner and team leader, make her the ideal CFO as we continue to grow and evolve.
Ms. Heuland, a Certified Public Accountant, began her career with PwC, where she advised public and private multinational companies in the technology, media, and entertainment industries for nearly a decade. Ms. Heuland holds an M.S. in Finance and Accounting from Nantes Business School of Management (now known as Audencia) in Nantes, France.
Mr. Fauber added: “I also want to thank Caroline Sullivan for her leadership and support as Interim CFO, particularly during the important year-end period. We look forward to her continued contributions as our Chief Accounting Officer and Corporate Controller.”
ABOUT MOODY’S CORPORATION
Moody’s (NYSE: MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With approximately 15,000 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

SHIVANI KAK
Investor Relations
212.553.0298
Shivani.Kak@moodys.com

JOE MIELENHAUSEN
Corporate Communications
212.553.1461
Joe.Mielenhausen@moodys.com